UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 26, 2009

Federal National Mortgage Association
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-50231	52-0883107
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3900 Wisconsin Avenue, NW, Washington, District of Columbia		20016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202-752-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Item 8.01 Other Events.

Fannie Mae (formally, the Federal National Mortgage Association) is in the process of preparing its financial statements for the fourth quarter of 2008 and the year ended December 31, 2008. Based on preliminary unaudited information concerning its results for these periods, management currently expects that the Federal Housing Finance Agency, acting in its capacity as conservator of Fannie Mae (the "Conservator"), will submit a request to the U.S. Department of the Treasury ("Treasury") to draw funds on behalf of Fannie Mae under the $100 billion Senior Preferred Stock Purchase Agreement entered into between Treasury and the Conservator, acting on behalf of Fannie Mae, on September 7, 2008, and subsequently amended and restated on September 26, 2008 (the "Purchase Agreement"). Although management currently estimates that the amount of this initial draw will be approximately $11 billion to $16 billion, the actual amount of the draw may differ materially from this estimate because Fannie Mae is still working through the process of preparing and finalizing its financial statements for the fourth quarter of 2008 and the year ended December 31, 2008.

Under the terms of the Purchase Agreement, Treasury committed, upon the request of the Conservator, to provide funds to Fannie Mae after any quarter in which Fannie Mae has a negative net worth (that is, the company’s total liabilities exceed its total assets, as reflected on the company’s balance sheet prepared in accordance with generally accepted accounting principles). In addition, the agreement requires Treasury, upon the request of the Conservator, to provide funds to us if the Conservator determines, at any time, that it will be mandated by law to appoint a receiver for us unless we receive funds from Treasury under the commitment. The estimate of the amount of the draw expected to be requested by the Conservator reflects management’s current estimate of the effect that the company’s anticipated net loss (primarily as a result of credit expenses and fair value losses during the fourth quarter of 2008), as well as other items, would have on Fannie Mae’s net worth as of the end of the fourth quarter of 2008. The Conservator has not previously drawn or requested any funds on behalf of Fannie Mae under the Purchase Agreement and, as of the current date, Fannie Mae has not received any cash proceeds from Treasury.

Fannie Mae previously filed a copy of the executed Purchase Agreement as Exhibit 10.1 to its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, as filed on November 10, 2008 (the "Third Quarter Form 10-Q").

This Form 8-K includes statements about matters that are not historical facts, including statements relating to our expected net worth and financial condition as of December 31, 2008, our anticipated financial results for 2008, and the factors contributing to both; the amount of the initial draw expected to be made under the Purchase Agreement on behalf of Fannie Mae; Fannie Mae’s future net worth and financial performance; and the expectation of additional draws on behalf of Fannie Mae under the Purchase Agreement. Although Fannie Mae believes that the expectations set forth in these forward-looking statements are based upon reasonable assumptions, these expectations involve risks that may cause future events or Fannie Mae’s future results to differ materially from the indicated or stated expectations. These risks include, among others, risks relating to: the effects that completion of Fannie Mae’s internal and external processes for preparing and finalizing its financial statements for the fourth quarter of 2008 and the year ended December 31, 2008 may have on Fannie Mae or the amount of its anticipated draw; changes in economic conditions generally and in the housing, mortgage or financial markets or industry; Fannie Mae’s future operations and activities in fulfillment of its mission; the amount of Fannie Mae’s future credit losses and expenses; and legislative and regulatory actions that affect Fannie Mae directly or indirectly. These risks also include those discussed in Fannie Mae’s SEC filings, including the “Risk Factors" section of the Third Quarter Form 10-Q.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal National Mortgage Association

January 26, 2009	By:	Herbert M. Allison, Jr.

Name: Herbert M. Allison, Jr.
Title: President and Chief Executive Officer